EXHIBIT 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our report dated November 16, 2006, relating to the financial statements and financial highlights of Waddell & Reed Advisors Fixed Income Funds, Inc., including Advisors Limited-Term Bond Fund and Advisors Government Securities Fund, for the year ended September 30, 2006, which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the caption "Other Service Providers for the Acquiring Fund and the Acquired Fund" and under the caption "Independent Registered Public Accounting Firm" in the Combined Prospectus and Proxy Statement, which also is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

July 17, 2007